Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the following Registration Statements of Nortel Networks Limited (the “Company”) of our report dated February 10, 2003, except as for note 20, which is as of February 14, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill), and our report dated February 10, 2003, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2002:

•	Registration Statement on Form S-8 and all Post-Effective Amendments thereto (Nortel Networks U.S. Deferred Compensation Plan) (333-11558)

•	Registration Statement on Form S-3 and all Post-Effective Amendments thereto
(Common Shares, Preferred Shares, Debt Securities, Guarantees, Warrants to Purchase Equity Securities, Warrants to Purchase Debt Securities, Share Purchase Contracts, Share Purchase or Equity Units of Nortel Networks Corporation and Guaranteed Debt Securities of Nortel Networks Limited)
(333-88164)

•	Registration Statement on Form S-3 and all Post-Effective Amendments thereto (4.25% Convertible Senior Notes Due 2008) (333-72948)

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Chartered Accountants

Toronto, Canada
March 10, 2003